Exhibit 10.4

EMBREX, INC.

AMENDED AND RESTATED INCENTIVE STOCK OPTION

AND NONSTATUTORY STOCK OPTION PLAN

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (“Agreement”) dated as of                     , 20     (the “Date of Grant”) is entered into by and between Embrex, Inc., a North Carolina corporation (the “Company”), and                               (the “Grantee”).

Unless otherwise defined herein, the terms defined in the Amended and Restated Incentive Stock Option and Nonstatutory Stock Option Plan, as amended (the “Plan”) shall have the same defined meanings in this Restricted Stock Unit Agreement.

1. Grant of Stock Units. Subject to this Agreement and the Amended and Restated Incentive Stock Option and Nonstatutory Stock Option Plan of the Company, as amended (the “Plan”), the terms of which are incorporated herein by this reference, the Company hereby grants to Grantee, and Grantee hereby accepts, restricted stock units (“Stock Units”) as set forth herein. Each Stock Unit granted hereby entitles the Grantee to receive one share of common stock of the Company, $.01 par value per share (the “Common Stock”), as follows:

Grant Number

Number of Stock Units

Vesting Commencement Date

2. Vesting. Subject to acceleration pursuant to Section 5 below, the Stock Units shall vest and become nonforfeitable as follows: If the Grantee is an employee, officer, consultant or advisor of the Company on the Date of Grant and continues to provide services to the Company (or any Parent or Subsidiary) in the same status through the vesting dates, 25% of the Stock Units shall vest on each of the first four anniversaries of the Vesting Commencement Date. Subject to the provisions of any employment, severance or similar agreement to the contrary between the Grantee and the Company or any Parent or Subsidiary, if the Grantee is an employee of the Company (or any Parent or Subsidiary) on the Date of Grant and ceases to be such an employee but continues to provide services as a non-employee director, consultant or advisor, the Grantee shall forfeit any Stock Units that are unvested on the date of the change in the Grantee’s status. If on the Date of Grant the Grantee is not an employee of the Company (or any Parent or Subsidiary of the Company) and becomes such an employee during the vesting period, the vesting of the Stock Units shall not be affected by such a change of status.

3. Delivery of Shares.

(a) General. The Stock Units shall automatically be converted into shares of Common Stock as they vest (or upon such later date elected pursuant to Section 4 below). Certificates representing such shares shall be delivered to the Grantee as soon as practicable thereafter, in written or electronic form as the Committee may determine.

(b) Legal Restrictions. No shares shall be delivered unless such delivery complies with the applicable registration requirements of the Securities Act of 1933, as amended, any applicable listing requirement of any national securities exchange on which stock of the same class is then listed, and any other requirements of federal, state or local law or of any regulatory bodies having jurisdiction over such issuance and exercise. Assuming such compliance, for tax purposes shares shall be considered issued to the Grantee on the date of vesting or the deferred date of delivery, as applicable.

4. Deferral Election Agreement. The Grantee may elect to defer the date the Stock Units are converted into shares of Common Stock and such shares are delivered by completing and submitting to the Company a deferral election in the form attached hereto as Exhibit A at the time the Grantee enters into this Agreement. The Committee shall, in its sole discretion, establish the further rules and procedures for such deferral elections.

5. Acceleration of Vesting. Upon the occurrence of (i) any of the events described in Section 18 of the Plan that cause the vesting of awards granted under the Plan to accelerate or (ii) any other event described in another agreement then in effect between the Company and Grantee that causes the vesting of awards granted under the Plan to accelerate, any Stock Units that are not vested at such time shall become fully vested, in addition to any Stock Units that previously have vested.

6. Nature of Grant. By signing this Agreement, the Grantee acknowledges that:

(a) The Company has established the Plan voluntarily, it is discretionary in nature and the Company may modify, amend, suspend or terminate it at any time, unless otherwise provided in the Plan and this Agreement;

(b) The grant of the Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Units, or benefits in lieu of Stock Units, even if Stock Units have been granted repeatedly in the past;

(c) All decisions with respect to future grants of Stock Units, if any, shall be at the sole discretion of the Company;

(d) The Grantee’s participation in the Plan shall not create a right to further employment or service with the Grantee’s employer (the “Employer”) and shall not interfere with the ability of the Employer to terminate the Grantee’s service relationship at any time, with or without cause;

(e) The Grantee is voluntarily participating in the Plan;

(f) The Stock Units are an extraordinary item that is outside the scope of the Grantee’s employment or service contract, if any, and that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer;

(g) The Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(h) In the event that the Grantee is not an employee of the Company, the grant of the Stock Units will not be interpreted to form an employment contract or relationship with the Company or any Parent or Subsidiary or the Employer;

(i) The future value of the underlying shares is unknown and cannot be predicted with certainty;

(j) If shares are delivered on vesting of the Stock Units, or if the Grantee elects to defer delivery of the shares, the shares in either case may increase or decrease in value, even below their value on the date of grant or the date(s) of vesting;

(k) In consideration of the grant of the Stock Units, no claim or entitlement to compensation or damages shall arise from termination of the Stock Units or diminution in value of the Stock Units or shares purchased through exercise of the Stock Units resulting from termination of the Grantee’s employment or other service by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws), and the Grantee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and

(l) Notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of the Grantee’s employment or other service (whether or not in breach of local labor laws), the Grantee’s right to receive the Stock Units and vest in the Stock Units under the Plan, if any, will terminate effective as of the date of such termination and will not be extended by any notice period mandated under local law (e.g., active employment or service would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine whether the Grantee’s status as a service provider has terminated for purposes of this Agreement.

7. Restrictions on Transfer. Until the shares of Common Stock subject to the Stock Units have been delivered, neither the Stock Units nor the shares or any beneficial interest therein may be transferred, encumbered or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void.

8. Rights as a Shareholder. The Grantee shall not have voting or any other rights as a shareholder with respect to the Stock Units prior to the settlement of the Stock Units and delivery of the underlying shares of Common Stock.

9. Responsibility of U.S. Grantees for Taxes. If the Grantee is subject to taxation under the laws of the U.S., the Grantee shall be required to deposit with the Company an amount of cash equal to the amount determined by the Company to be required with respect to any withholding taxes, FICA contributions, or the like under any federal, state, or local tax or other statute, ordinance, rule or regulation in connection with the award, deferral, or settlement of the Stock Units. Alternatively, the Company may, in its sole discretion, withhold the required amounts from the Employee’s pay during the pay periods next following the date on which any applicable tax liability arises. The Committee, in its discretion, may permit the Grantee, subject to such conditions as the Committee shall require, to elect to have the Company withhold a number of shares of Common Stock otherwise deliverable having a fair market value sufficient to satisfy the statutory minimum of all or part of the Grantee’s estimated total federal, state, and local tax obligations associated with the vesting or settlement of the restricted stock units. The Company shall not deliver any of the shares of Common Stock until and unless the Grantee has made the deposit required herein or proper provision for required withholding has been made.

10. Responsibility of United Kingdom Grantees for Taxes. If the Grantee is subject to taxation under the laws of the United Kingdom:

(a) Regardless of any action the Company or the Employer takes with respect to any or all income tax, primary and secondary Class 1 National Insurance contributions, payroll tax, or other tax-related withholding (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Grantee is and remains his or her responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Units, including the grant, vesting, settlement or cancellation of the Stock Units, the subsequent sale of shares acquired pursuant to the Stock Units and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items.

(b) As a condition of settlement of the Stock Units, the Grantee agrees to pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding obligations of the Company and/or the Employer by the Due Date, which is 90 days, or such other period as required under U.K. law, after the grant, vesting, deferral, settlement or cancellation of the Stock Units (the “Chargeable Event”). In this regard, the Grantee authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by the Grantee from his or her wages or other cash compensation paid to the Grantee by the Company and/or the Employer or from proceeds of the sale of the Shares. Alternatively, or in addition, if permissible under local law, the Company may sell or arrange for the sale of Shares that the Grantee acquires to meet the withholding obligation for Tax-Related Items. The Grantee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold with respect to the Chargeable Event that cannot be satisfied by the means previously described. If payment or withholding is not made by the Due Date, the Grantee agrees that the amount of any uncollected Tax-Related Items shall constitute a loan owed by the Grantee to the Employer, effective on the Due Date. The Grantee agrees that the loan will bear interest at the then-current Inland Revenue Official Rate and it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to above. If any of the foregoing methods of collection are not allowed under applicable law or if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items as described in this section, the Company may refuse to deliver the Shares underlying the Stock Units.

11. Data Privacy.

(a) The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement by and among, as applicable, the Employer, the Company and any Parent or Subsidiary for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

(b) The Grantee understands that the Company and the Employer may hold certain personal information about him or her, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any directorships held in the Company, details of all Stock Units or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any shares acquired upon settlement of the Stock Units. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Grantee understands, however, that refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.

12. Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Stock Units granted under the Plan, the Grantee’s participation in the Plan, and future Stock Units that may be granted under the Plan by electronic means or may request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13. Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

14. Successors and Assigns of the Company. The rights of the Company under this Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, such transferees.

15. Notices. Any notice to be given under this Agreement to the Company shall be addressed to the Company in care of its Secretary. Any notice to be given to Employee shall be addressed to Employee at the address listed in the Employer’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.

16. Severability. If any court or governmental authority declares all or any part of this Agreement or the Plan to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any part of this Agreement so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

17. Status as a General Creditor of the Company. The Grantee shall have no direct or secured claim in any specific assets of the Company or the shares subject to the Stock Units and shall have the status of a general unsecured creditor of the Company.

18. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of North Carolina, without regard to conflicts of law principles. For purposes of litigating any dispute that arises under the Plan or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of North Carolina, agree that such litigation shall be conducted in the courts of Wake County, or the federal courts for the United States for the Eastern District of North Carolina, where this grant is made and/or to be performed.

19. Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and may not be modified except by means of a writing signed by Grantee and the Company. In the event of any conflict between the Plan and this Agreement, the Plan shall control. Any defined terms used herein shall have the meanings set forth in the Plan, except as otherwise defined herein.

20. Acknowledgement. The Grantee and the Company agree that the Stock Units are granted under and are governed by the Plan and this Agreement. The Grantee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and this Agreement. The Grantee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee upon any questions relating to the Plan and this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the day and year first above written.

GRANTEE	EMBREX, INC.

Signature:	By:

Name:

Print Name:	Title:

EXHIBIT A

RESTRICTED STOCK UNIT

DEFERRAL ELECTION AGREEMENT

Please complete and sign this Deferral Election Agreement (“Agreement”) and submit a copy together with a signed copy of your Restricted Stock Unit Agreement, to which this Agreement is attached as Exhibit A.

Name:	Tax I.D. # (SS# if U.S.):

Date of Restricted Stock Unit Agreement:

Please choose one of the following:

☐	I do not wish to make a voluntary deferral related to my Stock Units. I wish to receive the shares related to my Stock Units as they vest according to the Restricted Stock Unit Agreement. (If you check this box, do not complete the remainder of this Agreement. Go to the bottom of the next page, date and sign this Agreement, and return it together with a signed copy of your Restricted Stock Unit Agreement.)

☐	I hereby irrevocably elect to defer receipt of the shares related to my Stock Units in accordance with the terms of this Agreement set forth below. (If you check this box, please complete all sections of this Agreement, date and sign it at the bottom of the next page, and return this Agreement together with a signed copy of your Restricted Stock Unit Agreement.)

Settlement Date

If you checked the second box above, you have irrevocably elected to defer delivery of the shares related to your Stock Units until the “Settlement Date” you indicate below. The Settlement Date must be on or after the last vesting date of your Stock Units.

The shares will not be delivered until the earliest of (i) the Settlement Date, (ii) the date of a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company or (iii) the date that is six months and one day after the date of your “Separation from Service” from the Company (or a Parent or Subsidiary). The meaning of (ii) and (iii) in the preceding sentence shall in all cases satisfy the requirements of Section 409A(a)(2)-(4), as applicable, of the Internal Revenue Code of 1986, as amended.

If you do not specify a Settlement Date below, the shares will not be delivered until the earlier of (ii) or (ii) in the preceding paragraph.

SETTLEMENT DATE:
Month Day Year

Manner of Payment

All deferrals will be paid out in Shares as provided in the Restricted Unit Agreement.

Terms and Conditions

By signing this form, you hereby acknowledge your understanding and acceptance of the following:

1.	Withholding. The Company shall have the right to deduct from all deferrals or payments hereunder, any federal, state, or local tax required by law to be withheld.

2.	Nonassignable. Your rights and interests under this Deferral Election Agreement may not be assigned, pledged, or transferred.

3.	Bookkeeping Account. The Company will establish a bookkeeping account to reflect the number of Stock Units and the fair market value of the Stock Units that are subject to the Restricted Unit Agreement and this Deferral Election Agreement.

4.	Stock Certificates. Stock certificates evidencing the payment of Stock Units in Shares shall be issued as of the Settlement Date (or such earlier date pursuant to this Deferral Election Agreement) and registered in your name.

5.	Governing Law. This Agreement shall be construed and administered according to the laws of the State of North Carolina.

By executing this Deferral Election Agreement, I hereby acknowledge my understanding of and my agreement with all the terms and provisions set forth in this Deferral Election Agreement.

Grantee:

Date: